Exhibit 10.30

CONFIDENTIAL	EXECUTION VERSION
PATENT LICENSE AGREEMENT
This is a license agreement (“Agreement”), effective as of the date of last signature by a Party hereto (the “Effective Date”), between RXi Pharmaceuticals Corporation (“Licensee”), a Delaware corporation having its registered office at One Innovation Drive, Worcester, Massachusetts 01605 and Invitrogen IP Holdings, Inc. (“IIPH”), a wholly owned subsidiary of Invitrogen Corporation (“Invitrogen”), a Delaware corporation having its principal place of business at 1600 Faraday Avenue, Carlsbad, CA 92008. Each of Licensee and IIPH may be referred to herein as a “Party” or collectively as the “Parties”.
BACKGROUND
     WHEREAS, Invitrogen is the owner of the entire right, title and interest in the Licensed Patents (as defined below);
     WHEREAS, IIPH has been authorized by Invitrogen to grant licenses under the Licensed Patents, and has conveyed rights in the Licensed Patents sufficient to enable IIPH to grant such licenses;
     WHEREAS, Licensee desires to acquire rights under the Licensed Patents;
     WHEREAS, IIPH is willing to grant such rights to Licensee, subject to the terms and conditions set forth in this Agreement; and
     NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound agree as follows:
1.	Definitions
For the purpose of this Agreement, and solely for that purpose, the terms set forth hereinafter shall be defined as follows:
1.1	“Affiliate” means, with respect to Licensee, any entity (i) Controlling, Controlled by, or under common Control with Licensee as of the Effective Date and (ii) Controlled by Licensee at any time after the Effective Date. “Affiliate” means, with respect to IIPH, any entity Controlling, Controlled by, or under common Control with IIPH at any time.

1.2	“Alliance Partner” means a Third Party with whom Licensee has entered into a written, executed agreement for the research, development, and or commercialization of RNAi products intended for use as therapeutics in humans, under which agreement Licensee either retains the right to commercialize the resulting RNAi products or to receive at least a material portion of the sales revenue of the resulting RNAi products from such Third

CONFIDENTIAL	EXECUTION VERSION
Party by way of royalty, profit participation or other mechanism, and which agreement binds such Third Party to all obligations herein which are for the benefit of IIPH with respect to any rights licensed hereunder which are conveyed to such Third Party.

1.3	“Clinical Field” means (i) in vivo administration of a Licensed Product for human therapeutic purposes, and (ii) ex vivo administration of a Licensed Product to cells or tissues to be implanted in a human patient. Both (i) and (ii) in the preceding sentence shall include clinical trials.

1.4	“Clinical Option” has the meaning set forth in Section 2.3.2.

1.5	“Clinical Option Exercise Date” has the meaning set forth in Section 2.3.2.

1.6	“Clinical Option Expiration Date” has the meaning set forth in Section 2.3.2.

1.7	“Clinical Target” means a Pre-Clinical Target for which Licensee has exercised the Clinical Option (including payment of the corresponding fee(s) set forth in Section 4.4) to designate such Pre-Clinical Target as a Clinical Target. Clinical Targets are set forth in Exhibit C attached hereto.

1.8	“Commercial Activity” means any activity by an entity for consideration and may include, but is not limited to: (1) use of a Licensed Product or the Licensed Patents in manufacturing; (2) use of a Licensed Product or the Licensed Patents to provide a service, information, or data (other than Licensee’s use on behalf of Alliance Partners in accordance with this Agreement); (3) use of a Licensed Product for therapeutic, diagnostic or prophylactic purposes in humans; or (4) resale or other transfer for consideration of a Licensed Product (other than Licensee’s transfers to Alliance Partners in accordance with this Agreement), whether or not such product or its components are resold or otherwise transferred for use in the Research Field or Pre-Clinical Field.

1.9	“Consent Date” has the meaning set forth in Section 3.1.

1.10	“Control” means the right to determine fundamental issues relating to an entity, whether through an ownership interest, contractual power, or otherwise.

1.11	“Customer” means a Third Party to whom Licensee or its Affiliates or Alliance Partners sells a Licensed Product for such Customer’s use in the Clinical Field.

1.12	“FDA” shall mean the United States Food and Drug Administration, or any successor agency having regulatory jurisdiction over the manufacture, distribution and sale of drugs in the United States.

1.13	“IND” means an Investigational New Drug application filed with and accepted by the FDA or any corresponding application filed in any country other than the United States.

1.14	“Licensee Technology” means patents or patent applications owned or controlled (with the right to sublicense) by Licensee relating to RNA target sequences, RNA chemical modifications, RNA configurations and/or RNA delivery to cells.

CONFIDENTIAL	EXECUTION VERSION
1.15	“Licensed Patents” means only U.S. Patent Application Nos. 09/156,323, 10/357,529, 10/357,826, 11/049,636, and any patent applications which are continuations, continuations-in-part, or divisions of any of the preceding, any U.S. patents issuing from any of the foregoing, reissues, reexaminations, extensions, and substitutions of any of the foregoing, and all foreign patent applications and patents claiming priority from or sharing a priority claim with any of the foregoing.

1.16	“Licensed Product” means an RNA or RNA analogue intended for in-vivo modulation of the expression of a Research Target, Pre-Clinical Target, or Clinical Target and whose manufacture, use, sale, or import would, but for the license granted hereunder, infringe one or more Valid Claims of Licensed Patents.

1.17	“Net Sales” means the gross receipts of Licensee, its Affiliates, and/or Alliance Partners from the sale to Customers of Licensed Products less deductions for (i) import, export, excise, sales, value added and use taxes, custom duties, freight and insurance invoiced to and/or paid by the purchaser of such Licensed Products (ii) trade discounts customarily and actually allowed (other than advertising allowances, and fees or commissions to Licensee’s employees); and (iii) credits for returns, allowances or trades, actually granted.

No allowance or deduction shall be made for commissions or fees for collection, by whatever name known.

Net Sales shall be calculated on the basis of sales or transfers to Customers by Licensee or its Affiliates, or its Alliance Partners. Sales among Licensee and its Affiliates or Alliance Partners for resale to Customers shall not be included in Net Sales.

1.18	“Pre-Clinical Field” means in vitro and in vivo laboratory animal testing to determine the toxic and pharmacologic effects of a Licensed Product to support an IND submission for such Licensed Product. The Pre-Clinical Field specifically excludes Commercial Activity and the Clinical Field. The exclusion of Commercial Activity in the preceding sentence shall not preclude Licensee from contracting with service providers to provide services for consideration only for the benefit of Licensee, if such services require the delivery to, and use by service provider of Licensed Products owned by Licensee.

1.19	“Pre-Clinical Option” has the meaning set forth in Section 2.2.

1.20	“Pre-Clinical Option Exercise Date” has the meaning set forth in Section 2.2.

1.21	“Pre-Clinical Option Expiration Date” has the meaning set forth in Section 2.2

1.22	“Pre-Clinical Target” means a Research Target for which Licensee has exercised the Pre- Clinical Option (including payment of the corresponding fee(s) set forth in Section 4.3) to designate such Research Target as a Pre-Clinical Target. Pre-Clinical Targets are set forth in Exhibit B attached hereto.

1.23	“Research Field” means internal biological research and development of Licensed Products directed to Research Targets, which research is conducted by Licensee and/or its

CONFIDENTIAL	EXECUTION VERSION
Alliance Partners at the premises of Licensee and/or its Alliance Partners. The Research Field specifically excludes Commercial Activity, the Pre-Clinical Field and the Clinical Field.

1.24	“Research Target” means a Target that has been designated by Licensee as a Research Target (according to the procedure in Section 3.1) and for which the fees set forth in Section 4.2 have been received by IIPH. Research Targets are listed in Exhibit A attached hereto.

1.25	“Target” means an individual gene or transcription product thereof, and includes polymorphisms and splice variants thereof, but excludes homologs of such gene located in a different region of the same chromosome or on a different chromosome.

1.26	“Term” has the meaning set forth in Section 6.1.

1.27	“Territory” means the entire world.

1.28	“Third Party” means any party or entity other than Invitrogen, Invitrogen’s Affiliates, Licensee, and Licensee’s Affiliates.

1.29	“Valid Claim” means (i) an issued, unexpired claim of a patent within Licensed Patents which has not been held invalid or otherwise unenforceable by a court from which no appeal has or can be taken, and (ii) a claim in a pending patent application included within the Licensed Patents that has not been cancelled, withdrawn, abandoned, or pending for more than five (5) years after filing.

2.	Grant of Rights

2.1	Non-Exclusive Research License Subject to the terms and conditions of this Agreement, including payment by Licensee of the amounts set forth in Sections 4.1 and 4.2, IIPH hereby grants to Licensee, and Licensee hereby accepts from IIPH a limited, nonexclusive, sublicensable only as provided in Section 2.6, transferable only as provided in Section 9, license under the Licensed Patents in the Territory in the Research Field to have made (by an Invitrogen-approved and licensed manufacturer), use, import, and have imported Licensed Products directed to Research Targets.

2.2	Exclusive, Non-Renewable 3-year Option on Research Targets Subject to the terms and conditions of this Agreement, including payment by Licensee of the amounts set forth in Sections 4.1 and 4.2, IIPH hereby grants to Licensee, and Licensee hereby accepts from IIPH, a limited, exclusive, non-transferable, non-renewable three (3) year option (“Pre- Clinical Option”), for each Research Target, to (i) designate such Research Target as a Pre-Clinical Target, (ii) activate the rights in Section 2.3.1 for pre-clinical development of each such designated Pre-Clinical Target, and (iii) secure the option set forth in Section 2.3.2 for clinical development of each such designated Pre-Clinical Target. The three (3) year option term for a particular Research Target shall begin upon the Consent Date for such Research Target and shall continue for a period of three (3) years, after which time such option shall expire (“Pre-Clinical Option Expiration Date”) and IIPH shall be free to grant exclusive options to Third Parties for such Research Target. To

CONFIDENTIAL	EXECUTION VERSION
exercise the Pre-Clinical Option for a particular Research Target, Licensee shall notify IIPH in writing (in accordance with Section 12.2) at any point during the three (3) year option period and, simultaneous with such notice, provide the payment set forth in Section 4.3. The date of IIPH’s receipt of Licensee’s written notice and payment shall constitute the exercise date (“Pre-Clinical Option Exercise Date”) for that particular Research Target.

2.3	Non-Exclusive Pre-Clinical Development License; Exclusive, Non-Renewable 2-year Option on Pre-Clinical Targets Effective upon exercise of the Pre-Clinical Option for a particular Research Target to be designated a Pre-Clinical Target, and subject to (i) the terms and conditions of this Agreement, (ii) Licensee’s being current on the payment obligations in Sections 4.1 and 4.2, and (iii) payment of the fee specified in Section 4.3, IIPH grants to Licensee and Licensee accepts from IIPH, for each such designated Pre-Clinical Target:
2.3.1	a limited, nonexclusive, sublicensable only as provided in Section 2.6, transferable only as provided in Section 9, license under the Licensed Patents in the Territory in the Pre-Clinical Field to have made (by an Invitrogen-approved and licensed manufacturer), use, import, and have imported Licensed Products directed to such Pre-Clinical Target; and

2.3.2	a limited, exclusive, non-transferable, non-renewable two (2) year option (“Clinical Option”), for each Pre-Clinical Target, to (i) designate such Pre-Clinical Target as a Clinical Target and (ii) activate the rights in Section 2.4 for clinical development of each such designated Clinical Target. The two (2) year option term for a particular Pre-Clinical Target shall begin upon the Pre-Clinical Option Exercise Date and shall continue for a period of two (2) years, after which time such option shall expire (“Clinical Option Expiration Date”) and IIPH shall be free to grant exclusive options to Third Parties for such Pre-Clinical Target. To exercise the Clinical Option for a particular Pre-Clinical Target, Licensee shall notify IIPH in writing (in accordance with Section 12.2) at any point during the two (2) year option period and, simultaneous with such notice, provide the payment set forth in Section 4.4. The date of IIPH’s receipt of Licensee’s written notice and payment shall constitute the exercise date (“Clinical Option Exercise Date”) for that particular Pre-Clinical Target.
2.4	Exclusive License for Clinical Development and Commercialization of Clinical Targets Effective upon exercise of a Clinical Option for a particular Pre-Clinical Target to be designated a Clinical Target, and subject to (i) the terms and conditions of this Agreement, (ii) Licensee being current on all payments due in Sections 4.1, 4.2 and 4.3, and (iii) payment of the fee specified in Section 4.4, IIPH grants to Licensee and Licensee accepts from IIPH, for each such designated Clinical Target, a limited, exclusive, sublicensable only as provided in Section 2.6, transferable only as provided in Section 9, license under the Licensed Patents in the Territory in the Clinical Field to make, have made, use, import, have imported, offer for sale, sell, and have sold Licensed Products directed to such Clinical Targets.

CONFIDENTIAL	EXECUTION VERSION
2.5	Exclusive Option and Exclusive License Acknowledgements

2.5.1 Licensee acknowledges and agrees that the exclusive options granted under Sections 2.2 and 2.3.2 only apply to Research Targets and Pre-Clinical Targets under this Agreement, and that such exclusive options shall not preclude IIPH from granting, for any use and to any Third Party, exclusive options to any Targets that are not a Research Target, Pre-Clinical Target, or Clinical Target under this Agreement.

2.5.2 Licensee acknowledges and agrees that the exclusive license granted under Section 2.4 is limited to Clinical Targets under this Agreement, and that such exclusive license shall not preclude IIPH from granting, for any use and to any Third Party, exclusive licenses to any Targets that are not a Research Target, Pre-Clinical Target, or Clinical Target under this Agreement.

2.6	Limited Right to Extend Certain Rights Granted Hereunder to Alliance Partners The grant of rights to Licensee in Sections 2.1, 2.3.1, and 2.4 (in the case of Sections 2.3.1 and 2.4, only upon activation of such rights by exercise of a Pre-Clinical Option or Clinical Option and payment therefor, respectively) includes the right for Licensee to extend to Alliance Partners the following rights:
(a)	the rights under Section 2.1 to use and import Licensed Products for Research Targets, and

(b)	the rights under Section 2.3.1 to use and import Licensed Products for Pre-Clinical Targets, and

(c)	the rights under Section 2.4 to use, import, offer for sale, and sell Licensed Products for Clinical Targets, provided that in all cases such rights are extended only in conjunction with equivalent or greater rights to Licensee Technology pursuant to a written agreement between such Alliance Partner and Licensee, which written agreement (i) contains restrictions on the use of Licensed Products no less stringent than those contained in this Agreement, (ii) restricts further transfer of any Licensed Products to any Third Party (other than the sale of Licensed Products for Clinical Targets), (iii) grants to IIPH and its Affiliates the right to audit under the terms and conditions in Section 5.2, and (iv) requires that such Alliance Partner agree in writing to transfer to Licensee or destroy any Licensed Products in its possession upon completion or termination of its activities for Licensee under such written agreement. Licensee shall promptly notify IIPH as set forth in Section 12.2 once it becomes aware that a particular Alliance Partner is using Licensed Products other than as permitted under this Agreement. Licensee agrees that continued extension by Licensee of rights pursuant to this Section 2.6 to an Alliance Partner which Licensee is aware is using such Licensed Product other than as permitted shall constitute a material breach by Licensee under this Agreement. Notwithstanding the foregoing, Licensee shall remain responsible for its own, its Affiliates, and its Alliance Partners’ performance under this Agreement.

CONFIDENTIAL	EXECUTION VERSION
2.7	Assurance of Supply Starting from the date of Licensee’s first exercise of a Pre-Clinical Option and continuing for the Term, IIPH agrees to make commercially reasonable licensing terms available to at least one Third Party supplier of Licensed Products for the Pre-Clinical Field. If Licensee is unable to obtain, from Invitrogen or a Third Party licensed by IIPH or Invitrogen, a supply of Licensed Products that meet reasonable specifications for quality, quantity, or timely delivery, Licensee shall notify IIPH in writing (in accordance with Section 12.2) of such fact and shall provide a written explanation of such issue. In the event that IIPH or its Affiliates is unable to provide, either directly or indirectly through a licensed Third Party supplier, a supply of Licensed Products that meet reasonable specifications for quality, quantity, or timely delivery within one hundred twenty (120) days following receipt of such notice, Licensee shall have the right to make (but not have made) Licensed Products for use under the terms of this Agreement until the earlier of such time as (i) IIPH or its Affiliates is able to provide, either directly or indirectly through a licensed Third Party supplier, a supply of Licensed Products that meet reasonable specifications for quality, quantity, or timely delivery, or (ii) this Agreement is terminated.

2.8	No Other Rights No other rights are provided by implication or otherwise beyond those expressly provided in this Agreement.

2.9	Reservation of Rights Except as is specifically provided herein, this Agreement shall not limit the rights of IIPH itself or through its Affiliates to practice under Licensed Patents and to license, assign or otherwise transfer such rights to others for any purpose whatsoever.

3.	Research Target Addition and Removal

3.1	Research Target Addition. No more than once per calendar quarter, Licensee shall have the right to request the addition of one or more Targets to the list of Research Targets set forth in Exhibit A by notifying IIPH in writing of the gene target name and any other information (including the Genbank accession number, if any) useful for identifying the Target to be added. IIPH shall respond in writing within thirty (30) days of receipt of Licensee’s request indicating its decision to grant or withhold consent for each Target identified in such request, such consent only to be withheld if the requested Target (i) is the subject of a license negotiation or evaluation pursuant to a license negotiation between IIPH and a Third Party, which negotiation or evaluation was initiated prior to Licensee’s notification of IIPH or (ii) has been licensed to a Third Party prior to Licensee’s notification of IIPH. For those Targets, if any, for which IIPH grants the foregoing consent, the date of Licensee’s receipt of IIPH’s written consent (“Consent Date”) shall constitute the effective date of addition of such Target(s) as a Research Target(s) under this Agreement. In the event that IIPH refuses consent, it shall notify Licensee in writing that the requested Target is already subject to either (i) a license negotiation or evaluation or (ii) a license agreement with a Third Party as previously set forth in this paragraph. Failure by IIPH to respond or decline to grant any request within thirty (30) days of receipt shall not be interpreted as consent by IIPH to such request. In those cases in which IIPH has already granted to a Third Party a non-exclusive license in the Clinical Field to a Target requested by Licensee, Licensee shall have the right to obtain a non-exclusive license in the Clinical Field to such Target under terms and

CONFIDENTIAL	EXECUTION VERSION
conditions equivalent to such Third Party non-exclusive license for such Target. For any exclusive licenses or exclusive license options to Targets granted by IIPH to Third Parties under Licensed Patents in the Clinical Field, IIPH agrees hereby to use reasonable efforts, consistent with sound business practice, to grant such licenses or license options (as the case will be) to such Targets under terms which are comparable or greater in value on an aggregate basis to the terms set forth in this Agreement.

3.2	Research Target Removal Any existing Research Target may be removed by Licensee from the list in Exhibit A at any time upon written notice to IIPH in accordance with Section 12.2. The removal of such Research Target shall automatically terminate all licenses and options granted for such Research Target under this Agreement and shall become effective upon receipt by IIPH of such written notice from Licensee. Research Targets removed from this Agreement prior to the anniversary of the Consent Date shall not be subject to the corresponding annual fee set forth in Section 4.2.2.

4.	Financial Terms

4.1	Upfront License Fee and Annual Maintenance Fees

4.1.1 Upfront License Fee Licensee shall pay to IIPH a non-refundable Upfront License Fee of two hundred fifty thousand U.S. dollars ($250,000.00). The obligation to pay such Upfront License Fee vests on the Effective Date, and Licensee shall make payment within thirty (30) days of the Effective Date. The foregoing Upfront License Fee shall be creditable only toward those Research Target and Option Grant Fees set forth in Section 4.2 which are due and payable in the first year of this Agreement.

4.1.2 Annual Maintenance Fee Licensee shall pay to IIPH a pre-paid, non-refundable Annual Maintenance Fee of two hundred fifty thousand U.S. dollars ($250,000.00) no later than October 30 each year for the Term, starting in the year 2008. Annual Maintenance Fees due in any single year shall be creditable only toward those Research Target and Option Fees set forth in Section 4.2 which are due and payable in the twelve (12) months subsequent to such October 30. For clarity, Annual Maintenance Fees shall not be creditable against any milestones or fees due under this Agreement other than the Research Target and Option Grant Fees set forth in Section 4.2.

Licensee shall have an option to make a payment to IIPH under this Section 4.1.2 of three hundred and seventy-five thousand dollars ($375,000.00) every year (instead of $250,000), which shall entitle Licensee to reduce the fully stacked royalty rate otherwise due to IIPH in Section 5.1.2 to no less than one and a half percent (1.5%) for as long as Licensee’s yearly payments under this Section 4.1.2 continue to be three hundred and seventy-five thousand dollars ($375,000.00). If in any year Licensee fails to pay IIPH three hundred and seventy-five thousand dollars ($375,000.00) under this Section 4.1.2, then the fully stacked royalty rate otherwise due to IIPH in Section 5.1.2 shall remain at or revert to no less than two percent (2%) for the remainder of the Term.

If Licensee intends to exercise the foregoing option, Licensee shall so advise Licensor in writing no later than forty five (45) days prior to the scheduled payment date. If Licensee elects to reduce the payments under this Section 4.1.2 to two hundred and fifty thousand

CONFIDENTIAL	EXECUTION VERSION
dollars ($250,000.00) per year, Licensee shall provide notice to Licensor in writing no less than forty five (45) days prior to the next scheduled payment date. If Licensee exercises the foregoing option, and later reduces the payments under this Section 4.1.2 to two hundred and fifty thousand dollars ($250,000.00) per year, Licensee shall thereafter have no right to reduce the fully stacked royalty rate below two percent (2%).

4.2	Research Target and Option Grant Fees

4.2.1 Upfront Research Target and Pre-Clinical Option Grant Fees Licensee shall pay to Invitrogen a non-refundable amount of twenty-five thousand U.S. dollars ($25,000.00) for each Research Target added to this Agreement. The obligation to pay the foregoing amount vests on the Consent Date for such Research Target, and Licensee shall make payment within thirty (30) days of such Consent Date.

4.2.2 Annual Research Target and Pre-Clinical Option Grant Fees Licensee shall pay to Invitrogen a non-refundable amount of twenty-five thousand U.S. dollars ($25,000.00) per Research Target at the first and second anniversaries of the Consent Date for each such Research Target (unless the Research Target was removed pursuant to Section 3.2). The obligation to pay the foregoing amount vests on the anniversary of such Consent Date, and Licensee shall make payment within thirty (30) days of such anniversary.

4.3	Pre-Clinical Option Exercise Fees Licensee shall pay to IIPH a non-creditable, non-refundable amount of two hundred thousand U.S. dollars ($200,000.00) for each Research Target for which Licensee exercises the Pre-Clinical Option granted in Section 2.2.

4.4	Clinical Option Exercise Fees Licensee shall pay to IIPH a non-creditable, non- refundable amount of three hundred thousand U.S. dollars ($300,000.00) for each Pre-Clinical Target for which Licensee exercises the Clinical Option granted in Section 2.3.2.

4.5	Clinical Development Milestones For each Licensed Product which reaches the following milestones, Licensee will promptly notify IIPH in writing and, within thirty (30) days of such notification, Licensee will pay IIPH the amount corresponding to such milestone as follows:
a.	Five hundred thousand U.S. dollars ($500,000.00) upon initiation of a Phase II clinical study; and

b.	Seven hundred and fifty thousand U.S. dollars ($750,000.00) upon initiation of a Phase III clinical study; and

c.	One million five hundred thousand U,S. dollars ($ 1,500,000.00) upon marketing approval in the United States; and

d.	Seven hundred and fifty thousand U.S. dollars ($750,000.00) upon marketing approval in the European Union.

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Each of the foregoing clinical development milestone payments shall only be made for the first Licensed Product for an individual Clinical Target which reaches the milestone event and not for any subsequent Licensed Products for that same Clinical Target which reaches the same milestone event.

5.	Royalties, Records and Reports

5.1	Royalties

5.1.1 Royalty Rate Licensee shall pay royalties to IIPH of three percent (3.0%) of the Net Sales of Licensed Products covered by a Valid Claim for the Term.

5.1.2 Royalty Stacking If Licensee is a party to a license agreement with any Third Party, which license is employed in the manufacture, use and/or sale of a Licensed Product, Licensee may reduce the royalty rate applicable hereunder by one-half percent (1/2%) for each one percent (1%) of royalty rate payable to such Third Party; provided, however, that the fully stacked royalty rate due to IIPH is no less than two percent (2.0%), except that for those years in which Licensee pays IIPH annual maintenance fees of three hundred and seventy-five thousand dollars ($375,000.00) as set forth in Section 4.1.2, the fully stacked royalty rate due to IIPH hereunder shall be no less than one and a half percent (1.5%).

5.2	Records Licensee shall keep, and shall require its Affiliates and Alliance Partners to keep, full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing the amount payable by way of royalty or by way of any other provision under this Agreement. Such books and the supporting data shall be open at all reasonable times during normal business hours and upon reasonable advance notice, for three (3) years following the end of the calendar quarter to which they pertain (and access shall not be denied thereafter, if such records are reasonably available), to the inspection of an independent certified public accountant retained by IIPH and reasonably acceptable to Licensee for the purpose of verifying Licensee’s royalty statements in respect of sales by Licensee, its Affiliates, and/or Alliance Partners, or Licensee’s, its Affiliates, or its Alliance Partners compliance in other respects with this Agreement. Such inspection may take place no more often than once in any calendar year. If in dispute, such records shall be kept until the dispute is settled. IIPH acknowledges that the information provided by Licensee, its Affiliates, and/or Alliance Partners to any such independent certified public accountant for inspection purposes may be confidential, and that Licensee may require such independent certified public accountant to enter into an appropriate confidentiality agreement that protects the confidentiality of Licensee’s, its Affiliates, and/or Alliance Partners’ confidential information. The inspection of records shall be at IIPH’s sole cost unless the inspector concludes that royalties reported by Licensee for the period being audited are understated by five percent (5%) or more from actual royalties, in which case the underpayment will be due immediately and the costs and expenses of such inspection shall be paid by Licensee.

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5.3	Reports

5.3.1 Target Status Report Licensee shall, within thirty (30) days after the first day of January, April, July, and October of each year, deliver to the address for notices set forth in Section 12.2 a target status report detailing any changes to the information in Exhibits A, B, and C during the preceding three (3) calendar months, which report shall include:
(i)	the gene target name, Genbank accession number (if any) or other appropriate identifying information, Consent Date, and Pre-Clinical Option Expiration Date for each Research Target in Exhibit A, and

(ii)	the gene target name, Genbank accession number (if any) or other appropriate identifying information, Pre-Clinical Option Exercise Date, and Clinical Option Expiration Date for each Pre-Clinical Target in Exhibit B, and

(iii)	the gene target name, Genbank accession number (if any) or other appropriate identifying information, and Clinical Option Exercise Date for each Clinical Target in Exhibit C.
5.3.2 Royalty Reports Beginning upon the first sale of a Licensed Product and continuing for the Term, Licensee shall, within thirty (30) days after the first day of January, April, July, and October of each year, deliver to the addresses provided below a true and accurate royalty report. This report shall specify the Net Sales in the Territory and shall give such particulars of the business conducted by Licensee, its Affiliates, and Alliance Partners during the preceding three (3) calendar months as are pertinent to an accounting for royalty under this Agreement and shall include at least the following:

a) itemized quantities of Licensed Products that are sold or otherwise transferred by or for Licensee during those three (3) months;

b) Net Sales of each Licensed Product, and the deductions from gross revenues taken to generate such Net Sales;

c) the calculation of net royalties required under Section 5.1; and

d) the net royalties due.

If no royalties are due, it shall be so reported.

The correctness and completeness of each royalty report required under this Agreement shall be attested to in writing by the responsible financial officer of Licensee’s organization or by Licensee’s external auditor or by the chairman or other head of Licensee’s internal audit committee.

Simultaneously with the delivery of each royalty report, Licensee shall pay to IIPH the royalty and any other payments due under this Agreement for the period covered by such report.

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All amounts payable hereunder by Licensee shall be payable in United States currency and shall be wired by the due date, in accordance with the Wire Instructions listed below. Licensee shall be responsible for all bank transfer charges. The payment by wire will include a specific reference to this Agreement and the applicable provision in the “comments” field. Contemporaneously, Licensee shall provide the royalty report to the following address or to such other address as IIPH may designate from time to time:

Wire Instructions
Bank Name:	Bank of America NT & SA
Bank Address:	1850 Gateway Boulevard
Concord, CA USA 94520
ABA:	0260-0959-3
S.W.I.F.T.	BOFA US 3N
Telex:	MCI 65652 BANKAMER SFO
For Credit:	IIPH IP Holdings, Inc.
Account Number:	14594.02945

A copy of the royalty report shall also be sent to:

IIPH IP Holding Inc.
c/o Invitrogen Corporation
1600 Faraday Avenue
Carlsbad, California USA 92008
Attention: Contracts Department
Telephone: 800-955-6288
Facsimile: 760-476-6326
5.4	Currency Conversion When a Licensed Product is sold for compensation for other than United States dollars, conversion of foreign currency to United States dollars shall be made in the same manner as the Licensee, or if applicable, the Alliance Partner converts all of its other revenues, provided that (a) such manner is consistent with United States generally accepted accounting principles, and (b) the exchange rates employed are those quoted by a reputable source, such as a recognized money center bank such as JP Morgan, Bank of America or an equivalent, 0ANDA.com, or the Wall Street Journal. Such payments will be made without deduction of exchange, collection or other charges.

5.5	Taxes Withholding tax, if any, levied on any royalty and/or on any other payments to be paid hereunder, will be withheld from such payment and instead paid by Licensee to the proper taxing authority, and proof of all such payments will be sent to IIPH.

5.6	Overdue Payments Any amount not being paid by Licensee when due will bear interest at a rate of three percent (3%) over the prime rate then offered by Citibank N.A. from the due date until paid.

6.	Term and Termination

6.1	Term This license is granted to Licensee as of the Effective Date and will expire upon the expiration of the last to expire of the patents within Licensed Patents, unless this

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Agreement is earlier terminated in which case the period shall end at the date of termination.

6.2	Termination by Licensee Licensee may terminate this Agreement without specification of any reason upon sixty (60) days’ written notice to IIPH.

6.3	Automatic Termination The license granted hereunder to Licensee and any rights extended by Licensee to Affiliates or Alliance Partners shall automatically terminate upon:
(a) an adjudication of Licensee as bankrupt or insolvent, or Licensee’s admission in writing of its inability to pay its obligations as they mature; or

(b) an assignment by Licensee for the benefit of creditors; or

(c) Licensee’s applying for or consenting to the appointment of a receiver, trustee or similar officer for any substantial part of its property or such receiver, trustee or similar officer’s appointment without the application or consent of Licensee, if such appointment shall continue undischarged for a period of ninety (90) days; or

(d) Licensee’s instituting (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency arrangement, or similar proceeding relating to Licensee under the laws of any jurisdiction; or

(e) the institution of any such proceeding (by petition, application or otherwise) against Licensee, if such proceeding shall remain undismissed for a period of ninety (90) days or the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against a substantial part of the property of Licensee, if such judgment, writ, or similar process shall not be released, vacated or fully bonded within ninety (90) days after its issue or levy.
Any rights conveyed hereunder by Licensee to any Affiliate or Alliance Partner shall be terminated automatically upon any such entity undergoing any of the events set forth in (a) through (e) above.

6.4	Termination by IIPH Upon any material breach or default under this Agreement by Licensee, its Affiliate, or an Alliance Partner, including the failure to pay any money owed under this Agreement, this Agreement may be terminated by IIPH upon sixty (60) days written notice to Licensee, provided IIPH has provided an additional notice of pending termination no less than fifteen (15) calendar days prior to the effective termination date. Said termination shall become effective at the end of the sixty-day period, unless during said period Licensee fully cures or causes the breaching Affiliate or Alliance Partner to cure, such breach or default and notifies IIPH in writing of such cure.

6.5	Consequences of Termination

(a) Upon termination of this Agreement as provided herein, Licensee shall immediately stop, and shall cause its Affiliates and Alliance Partners to immediately stop,

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exercising any rights under this Agreement. All rights and licenses granted to Licensee by IIPH hereunder and all rights extended by Licensee to Affiliates or Alliance Partners shall automatically terminate.

(b) Licensee’s obligations to report to IIPH and to pay royalties as to the sale of Licensed Products hereunder pursuant to this Agreement prior to termination or expiration of this Agreement shall survive such termination or expiration.

(c) Upon termination of this Agreement for material breach or default by Licensee, Licensee and, if applicable, its Affiliates and Alliance Partners, shall destroy its and their inventory of Licensed Products and confirm such destruction in writing within sixty (60) days of the termination of this Agreement.

7.	Enforcement of Patents

7.1	With respect to all Targets licensed hereunder, Licensee shall advise IIPH promptly in writing upon its becoming aware of infringement by a Third Party or Parties of a patent within Licensed Patents in the Territory. Upon receipt of said written information, IIPH shall take such action as it deems appropriate, in its sole discretion, with respect to such infringement. Neither IIPH nor any of its Affiliates shall be obligated to sue any infringer.

8.	Confidentiality; Publicity

8.1	Confidentiality Each Party shall (i) maintain the terms of this Agreement (“Confidential Information”) in confidence during and for a period of five (5) years after the termination of this Agreement, (ii) shall limit dissemination to those of its employees, Affiliates, or Alliance Partners who require such Confidential Information in order to perform their respective duties under this Agreement, (iii) shall not disclose such Confidential Information to any other person or entity, and (iv) shall use such Confidential Information only to the extent necessary to perform this Agreement. Notwithstanding any other provision of this Agreement, Confidential Information shall not include any item of information which: (a) is within the public domain prior to the time of the disclosure by the disclosing Party or thereafter becomes within the public domain other than as a result of disclosure by the receiving Party or any of its representatives in violation of this Agreement; (b) was, on or before the date of disclosure in the possession of the receiving Party, as evidenced by records, however maintained; (c) is acquired by the receiving Party from a third party having the right to disclose without burden of confidentiality; (d) is hereafter independently developed by the receiving Party, as evidenced by records, however maintained; or (e) the receiving Party is compelled to disclose by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the other Party.

8.2	Press Release Each Party has the right to issue a press release pertaining to this Agreement. In the event that a Party desires to issue a press release, such Party (the “Issuing Party”) will provide the text of such press release in writing for approval by the other Party (“Receiving Party”), such approval not to be unreasonably withheld. The

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Receiving Party will be deemed to have assented to the text provided by the Issuing Party, unless its objections have been received by the Issuing Party within ten (10) business days from the Receiving Party’s receipt of the draft press release.

9.	Assignment/Transferability

9.1	Assignment by Licensee The rights and licenses granted by IIPH to Licensee in this Agreement are specific to Licensee and may not be assigned or otherwise transferred, except to an Affiliate, without the prior written agreement of IIPH, which agreement may be withheld at IIPH’s sole discretion. IIPH shall have the right to terminate this Agreement in the event that this Agreement is assigned, or otherwise transferred to any party who is not an Affiliate of Licensee other than as set forth in this Section 9.1. When and if Licensee undergoes a change in Control, IIPH hereby agrees to not terminate this Agreement if, within thirty (30) days of the effective date of such change in Control, IIPH has received a fee of two hundred fifty thousand U.S. dollars ($250,000.00). IIPH further agrees to not withhold consent to any transfer to any non Affiliate of Licensee upon receipt of an assignment fee of two hundred fifty thousand U.S. dollars ($250,000.00). Any permitted assignment or other transfer will be expressly conditioned on the written agreement of the assignee/transferee to assume all of the obligations of Licensee hereunder. Any assignment or other transfer other than as expressly set forth in this Section 9.1 shall be null and void.

9.2	Assignment by IIPH IIPH may assign all or any part of its rights and obligations under this Agreement at any time without the consent of Licensee. Licensee agrees to execute such further acknowledgments or other instruments as IIPH may reasonably request in connection with such assignment.

10.	Representations and Warranties

10.1	Representations Each Party represents and warrants to the other that (a) such Party is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) such Party has the legal power and authority to execute, deliver and perform this Agreement; (c) the execution, delivery and performance by such Party of this Agreement has been duly authorized by all necessary corporate action; (d) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (e) the execution, delivery and performance of this Agreement will not cause or result in a violation of any law, of such Party’s charter documents, or of any contract by which such Party is bound.

10.2	Negation of Warranties Nothing in this Agreement shall be construed as:

a) a warranty or representation by IIPH or its Affiliates as to the validity or scope of any patent included within Licensed Patents; or

b) a warranty or representation by IIPH or its Affiliates that the practice of Licensed Patents is or will be free from infringement of patents of third parties; or

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c) an obligation on IIPH or its Affiliates to bring or prosecute actions or suits against third parties for infringement; or

d) except as expressly set forth herein, conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof, of IIPH or its Affiliates; or

e) conferring by implication, estoppel or otherwise any licenses, immunities or rights under any patents or patent applications of IIPH or its Affiliates other than those specified in Licensed Patents, regardless of whether such other patents or patent applications are dominant or subordinate to those in Licensed Patents; or

f) an obligation on IIPH or its Affiliates to furnish any know-how not provided in Licensed Patents.

10.3	No Warranty IIPH HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE HEREUNDER TO THE OTHER PARTY, ITS AFFILIATES, OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR LOSS OF USE DAMAGES) INCURRED BY THE OTHER AND ARISING FROM ANY USE OF LICENSED PRODUCTS EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

11.	Indemnity

11.1	Licensee shall assume full responsibility for its, its Affiliates, and its Alliance Partners’ use of the Licensed Patents hereunder and for the manufacture, use, and/or sale or other transfer of Licensed Products hereunder. Licensee shall defend, indemnify and hold harmless IIPH and its Affiliates and its and their respective officers, directors, agents, employees and stockholders, from and against any and all liability, demands, damages, expenses (including reasonable attorneys’ and expert witness fees and expenses) and losses for death, personal injury, illness or property damage, infringement of intellectual property, or any other injury or damage arising out of the preparation, use, or sale of Licensed Products, including but not limited to, use or reliance upon such Licensed Products by Customers of Licensee, its Affiliates, and its Alliance Partners or other Third Parties.

12.	General

12.1	Entire Agreement This Agreement and its Exhibits A, B, and C constitutes the entire agreement between IIPH and Licensee as to the subject matter hereof, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by and completely expressed by it. This Agreement may be modified or amended only by a writing executed by authorized officers of each of the Parties.

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12.2	Notices Any notice required or permitted to be given by this Agreement shall be given by postpaid, first class, registered or certified mail, or by courier or facsimile (if such facsimile is confirmed by registered, next day delivery, certified or courier mail), properly addressed to the other Party or Parties at the respective address as shown below.

If to Licensee:
RXi Corporation
One Innovation Drive
Worcester, Massachusetts 01605
U.S.A.
Attention: Tod Woolf, President and CEO
If to IIPH:
Invitrogen Corporation
1600 Faraday Avenue
Carlsbad, CA 92008
U.S.A
Attention: Contracts Department
With a copy to General Counsel at the same address.
Either Party may change its address by providing notice to the other Party. Unless otherwise specified herein, any notice given in accordance with the foregoing shall be deemed given within four (4) full business days after the day of mailing, or one full day after the date of delivery to the courier, as the case will be.

12.3	Governing Law This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of California U.S.A., except as to any issue which depends upon the validity, scope or enforceability of any patent within Licensed Patents which issue shall be determined in accordance with the laws of the territory in which such Licensed Patents exist.

12.4	Conflicts with Law Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement or concerning the legal right of the Parties to enter into this Agreement and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements.

12.5	Unenforceability of Terms If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

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12.6	Counterparts This Agreement may be signed in two or more counterparts, all of which together shall constitute one and the same Agreement, binding on the Parties as if each had signed the same document.

12.7	Relationship The relationship of the Parties is that of independent contractors, and nothing herein shall be construed as establishing one Party or its Affiliates as the agent, legal representative, joint venturer, partner, employee, or servant of the other Party or its Affiliates. Except as set forth herein, neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party or its Affiliates. Neither Party shall hold itself out as being the agent, legal representative, joint venturer, partner, employee, or servant of the other Party or as having authority to represent or act for the other Party in any capacity whatsoever, except as authorized herein.

12.8	Bankruptcy Code 365(n) The Parties acknowledge and agree that this Agreement is for the purposes of Section 365(n) of the United States Bankruptcy Code a license of rights to “intellectual property” as defined under Section 101(56) of the U.S. Bankruptcy Code. Except as expressly permitted by this Agreement, this Agreement cannot be assumed or assumed and assigned by a trustee or debtor-in-possession in bankruptcy as set forth in Section 365(c)(l) of the United States Bankruptcy Code or any similar provisions of state or federal law.

12.9	Arbitration Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in California administered by the American Arbitration Association in accordance with its applicable rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The administrative charges, arbitrators’ fees, and related expenses of any arbitration shall be paid equally by the Parties, but each Party shall be responsible for any costs or expenses incurred in presenting such Party’s case to the arbitrators, such as attorney’s fees or expert witness fees.

12.10	Export Control Licensee hereby agrees to comply with all applicable U.S. export control and economic sanctions laws, regulations, and orders, including without limitation those regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. Commerce Department’s Bureau of Industry and Security (“BIS”). Without limiting the foregoing, Licensee understands and covenants that it shall not, directly or indirectly, sell, export, reexport, transfer, divert, or otherwise release or dispose of any equipment, product, commodities, services, software, samples, materials, information, technical data, or technology (collectively “the Items”) received under this Agreement to or through any individual, entity, or destination, or for use prohibited by the laws or regulations of the United States or any other applicable jurisdiction without having obtained prior authorization from the competent governmental authorities as required by all such laws and regulations. Licensee’s breach of this provision shall constitute cause for immediate termination of this Agreement. Licensee agrees to indemnify and hold harmless IIPH and its Affiliates for Licensee’s noncompliance with these controls in connection with the Items.

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12.11	Surviving Provisions All rights and obligations of the Parties set forth herein that expressly or by their nature survive the expiration or termination of this Agreement, including, without limitation, Article 4 to the extent that payment obligations existing before expiration or termination of this Agreement remain unmet upon expiration or termination of this Agreement, Articles 1, 8, 9,10, 11,12 and Sections 2.9 and 6.5 shall continue in full force and effect subsequent to, and notwithstanding the expiration or termination of this Agreement until they are satisfied or by their nature expire and shall bind the Parties and their legal representatives, successors, and permitted assigns.
IN WITNESS WHEREOF, the Parties hereto have set their hands and seals and duly executed this Agreement on the date(s) indicated below.

INVITROGEN IP HOLDINGS INC.		RXI CORPORATION

By:	/s/ Stuart P. Hepburn	By:	/s/ Tod Woolf

Name:	Stuart P. Hepburn	Name:	Tod Woolf

Title:	President	Title:	President and CEO

Date:	11/1/07	Date:	11/1/07

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Exhibit A
Research Targets

Gene Target Name/ID	GenBank Accession Number (if any)	Consent Date	Pre-Clinical Option Expiration Date

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Exhibit B
Pre-Clinical Targets

Gene Target Name/ID	GenBank Accession Number (if any)	Pre-Clinical Option Exercise Date	Clinical Option Expiration Date

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Exhibit C
Clinical Targets

Gene Target Name/ID	GenBank Accession Number (if any)	Clinical Option Exercise Date